UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
_____________________

FORM 8-K
_____________________

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Commission File No.: 0-12122

Date of Report (Date of earliest event reported): October 20, 2008

WINCROFT, INC.
(Name of Small Business Issuer in its Charter)

Nevada	84-0601802
(State or other jurisdiction	(I.R.S. Employer ID Number)
of incorporation or organization)

c/o American Union Securities, Inc.
100 Wall Street, 15th Floor, New York, NY 10005
(Address of principal executive offices)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.  Entry into a Material Definitive Agreement

On October 20, 2008, Wincroft, Inc. (the “Company”) entered into an entrusted management agreement (the “Agreement”) with Hou Renyi and certain other members of the management team (the “Apollo Managers”) of Sichuan Apollo Solar Science Technology Co. Ltd (“Apollo”), a company organized under the laws of the People’s Republic of China and a wholly-owned enterprise of Apollo Solar Energy, Inc., a corporation organized under the laws of the State of Delaware and a wholly-owned subsidiary of the Company.

Pursuant to the terms of the Agreement the management of the Company shall be entrusted to the Apollo Managers so as to enable the Company to benefit from their expertise and reputation in the photovoltaic solar (Solar PV) industry in China.  In consideration for the provision of such services the Company shall pay to the Apollo Managers regular cash compensation and implement a stock ownership incentive plan; provided that, for the three year period following the execution of the Agreement, the Apollo Managers shall not be entitled to participate in the stock ownership incentive plan in the event the Company’s annual return on equity rate does not exceed five percent per annum.

The Agreement provides for the issuance by the Company of 26.8 million shares of Common Stock to the Apollo Managers with the result that the Apollo Managers will own approximately 60.15% of the Common Stock of the Company, after giving effect to such issuance, as previously discussed in the Company's Current Report on Form 8-K filed on October 16, 2008. The Apollo Managers shall receive such shares as additional consideration for the provision of the entrusted management services and in full satisfaction of certain indebtedness of Apollo to the Apollo Managers.

The foregoing does not constitute a complete summary of the terms of the Agreement, which is attached hereto as Exhibit 10.1, and is qualified in its entirety by reference to such exhibit.

Item 9.01. Financial Statements and Exhibits.

10.1	Entrusted Management Agreement, dated as of October 20, 2008, by and among the Company, Hou Renyi and those certain other individuals set forth therein.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WINCROFT, INC.

October 20, 2008	By:	/s/ Renyi Hou
Name: Renyi Hou
Title: Chief Executive Officer